Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

DFP Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Class Title	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	10,000,000	$0.50	$5,000,000	$551